UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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THE ROWE COMPANIES

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THE ROWE COMPANIES

1650 Tysons Boulevard, Suite 710

McLean, Virginia 22102

To The Stockholders of
The Rowe Companies	March 7, 2006

Notice is hereby given that the annual meeting of stockholders of The Rowe Companies (the “Company”) will be held at the Ritz Carlton, 1700 Tysons Boulevard, McLean, Virginia 22102, on Tuesday, April 11, 2006 at 10:00 a.m. The meeting is being held for the following purposes:

(1)	to elect two directors, each for a term of three years;

(2)	to approve amendments to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $1.00 per share; and

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing matters at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 10, 2006 are the stockholders entitled to vote at the meeting and at any adjournments or postponements thereof.

It is important that your shares are represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered stockholders, that is, stockholders who hold their shares in their own names, and most “street name” holders, that is stockholders whose shares are held by banks or brokers, can also vote their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the enclosed proxy card. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors,

DEBORAH C. JACKS,

Secretary

IMPORTANT: THE PROMPT VOTING OF YOUR SHARES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

THE ROWE COMPANIES

1650 Tysons Blvd., Suite 710

McLean, Virginia 22102

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 11, 2006

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Rowe Companies (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”), which will be held at the Ritz Carlton, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, April 11, 2006 at 10:00 a.m., and all adjournments and postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this proxy statement are first being mailed to stockholders on or about March 7, 2006.

At the Meeting, stockholders will be asked to: (i) elect two directors of the Company, each for a term of three years; (ii) approve amendments to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $1.00 per share; and (iii) act upon such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

All shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), represented at the Meeting by properly authorized proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the stockholder’s instructions. If no instructions are indicated, properly executed proxies will be voted FOR the election of the director nominees set forth in this proxy statement and FOR the approval of the amendments to the Articles of Incorporation. A majority of the shares of Common Stock entitled to vote at the Meeting represented in person or by proxy, will constitute a quorum. Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Meeting, but will not be counted as voting on any matter for which an abstention is indicated. Proxies returned by brokers as “non-votes” on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Meeting unless they are voted by the broker on at least one matter on the agenda. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker’s proxy.

The Company does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

A stockholder may revoke his or her proxy and change his or her vote at any time before the polls close at the Meeting by: (i) signing and returning another proxy with a later date; (ii) voting by telephone or on the internet—the stockholder’s latest telephone or internet vote will be counted if not revoked by a later dated proxy; (iii) giving written notice of the revocation of the stockholder’s proxy to the Secretary of the Company prior to the Meeting at the address below; or (iv) voting in person at the Meeting. Any written notice revoking a proxy should be delivered to Deborah C. Jacks, Secretary of the Company, at 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102. The presence of a stockholder at the Meeting will not automatically revoke such stockholder’s proxy.

STOCKHOLDER APPROVAL

Although the Company’s principal administrative offices are located in McLean, Virginia, the Company is incorporated under the laws of the State of Nevada. Under Nevada law, the affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors and the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required for the approval of the amendments to the Company’s Articles of Incorporation. The withholding of authority and broker non-votes will have no effect upon the election of directors. Abstentions and broker non-votes will have the effect of votes against the amendments to the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the meeting, stockholders of record as of the close of business on February 10, 2006 will be entitled to one vote for each share then held. As of February 10, 2006, the Company had 13,290,023 shares of Common Stock issued and outstanding.

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of February 10, 2006 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director, nominee and Named Executive (as defined below under “Executive Compensation”) and (iii) all directors, nominees and executive officers as a group. The Company believes that the individuals listed each have sole voting and investment power with respect to such shares, except as otherwise indicated in the footnotes to the table.

Except as otherwise indicated in the table, the address of each person listed below is: c/o The Rowe Companies, 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Wellington Management Company (2) 75 State Street Boston, Massachusetts 02109	1,180,000		8.9

Directors and Executive Officers
Gerald M. Birnbach (3)(4)(5)	2,023,367		14.8
Sidney J. Silver (4)(6)	1,291,939		9.7
Keith J. Rowe (3)(7)(8).	1,241,618		9.3
Harvey I. Ptashek.	42,843		*
Gerald O. Woodlief (9)	178,830		1.3
Richard E. Cheney.	71,318		*
Charles T. Rosen	56,479		*
Barry A. Birnbach	208,721		1.6
Timothy J. Fortune	73,586		*
Gene S. Morphis (10)	125,200		*
All directors, nominees and executive officers as a group (11 persons)	4,472,755	(11)	32.0

*	Less than one percent.

(1)	Includes shares subject to options currently exercisable or which will become exercisable within 60 days after February 10, 2006 granted to the directors and Named Executives as follows: Mr. Gerald Birnbach— 385,999, Mr. Silver—32,850, Mr. Rowe—32,850, Mr. Ptashek—40,550, Mr. Woodlief—32,850, Mr. Cheney—32,850, Mr. Rosen—32,850, Mr. Barry Birnbach—100,500, Mr. Fortune—67,750 and Mr. Morphis—40,000. Also includes shares held in retirement accounts held by these persons.
(2)	As reported by Wellington Management Company, LLP (“Wellington”) in a Schedule 13G amendment filed with the Securities and Exchange Commission on February 14, 2006. With respect to the 1,180,000 shares listed, Wellington reported shared voting power over 795,000 shares and shared dispositive power over all 1,180,000 shares.
(3)	Includes 308,107 shares held by Mr. Gerald Birnbach and Mr. Keith Rowe, as co-trustees under the trust FBO Michael Rowe, over which shares Mr. Gerald Birnbach and Mr. Keith Rowe exercise shared voting and investment power. Mr. Birnbach does not have any income or residuary interest in these shares.
(4)	Includes 127,383 and 438,537 shares held by Mr. Gerald Birnbach and Mr. Sidney Silver as co-trustees under irrevocable trust agreements for the descendants of D. E. Rowe, Jr. and for the descendants of Gladys B. Rowe, respectively, over which shares Mr. Gerald Birnbach and Mr. Sidney Silver exercise shared voting and investment power. Mr. Keith Rowe is the beneficiary of 63,691 and 219,268 of such shares, respectively. These shares are not included within the shares beneficially owned by Mr. Rowe because he does not have voting or investment power with respect to these shares.
(5)	Includes 2,673 shares held jointly by Mr. Gerald Birnbach with his wife. Includes 57,470 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Jami Taff and the Descendants of Jami Taff, 57,470 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Bruce Birnbach and the Descendants of Bruce Birnbach, and 44,951 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Nina Patton and the Descendants of Nina Patton. Includes 78,960 shares as trustee for the Birnbach Family Foundation. Excludes 4,174 shares held by Mr. Gerald Birnbach’s wife of which Mr. Gerald Birnbach disclaims beneficial ownership.
(6)	Excludes the following shares of which Mr. Silver disclaims beneficial ownership: 2,227 shares owned by Mr. Silver’s wife, 208,827 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Wife and Descendants of Sidney J. Silver, 95,157 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Beth D. Silver and the Descendants of Beth D. Silver, 142,972 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Patricia A. Silver and the Descendants of Patricia A. Silver, 192,980 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Lisa E. Cannon and the Descendants of Lisa E. Cannon, 51,157 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of David C. Silver and the Descendants of David C. Silver and 64,407 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Daniel B. Silver and the Descendants of Daniel B. Silver. Includes 127,383 and 438,537 shares held as co-trustee under Irrevocable Trust agreements for the descendants of D.E. Rowe, Jr. and for the descendants of Gladys B. Rowe, respectively, 871 shares held as co-trustee under the Revocable Trust Agreement FBO Jonathan Simon Elsberg and 22,550 shares in the Silver, Freedman & Taff Profit Sharing Plan and Trust over which shares Mr. Silver exercises shared voting and investment power.
(7)	Messrs. Michael and Keith Rowe are co-executors of the estate of Elizabeth J. Rowe and have shared voting and investment power with respect to 11,092 shares.

(8)	Excludes 924 shares owned by Mr. Rowe’s wife of which Mr. Rowe disclaims beneficial ownership. Includes 111,379 shares held as co-trustee with Mr. Rowe’s wife in the Rowe Charitable Remainder Trust of which Mr. Rowe disclaims beneficial ownership. Also excludes 188,573 shares held in the Keith and Teresa Rowe Irrevocable Trust; Mr. Keith Rowe and his wife are the beneficiaries of this trust, but neither is a trustee. Additional shares excluded from those beneficially owned by Mr. Rowe are noted in footnote 4.
(9)	Includes 66,126 shares held as co-trustee with Mr. Woodlief’s spouse under the trust FBO Mr. Woodlief and 79,854 shares held as co-trustee with Mr. Woodlief’s spouse under the trust FBO Mr. Woodlief’s spouse.
(10)	Mr. Morphis’s employment with the Company ended effective January 9, 2006.
(11)	Includes in the aggregate 829,669 shares subject to options which are currently exercisable or which will become exercisable within 60 days after February 10, 2006.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Board of Directors is composed of seven directors. Approximately one-third of the directors are elected annually. Two directors are to be elected at the Meeting for terms of three years, to expire in 2009, or until their successors are elected and qualified.

Unless contrary specification is indicated, it is intended that the accompanying form of proxy will be voted for the election of the two nominees named below. If either nominee is unable or declines to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating Committee, may select. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

The following table sets forth certain information with respect to each nominee for election to the Board and each director continuing to serve.

INFORMATION CONCERNING NOMINEES

	Age	Director Since	Term To Expire
Gerald O. Woodlief.	75	1982	2009
Harvey I. Ptashek	67	1984	2009

DIRECTORS CONTINUING TO SERVE

	Age	Director Since	Term To Expire
Gerald M. Birnbach.	75	1966	2007
Keith J. Rowe	62	1977	2007
Richard E. Cheney	84	1988	2007
Charles T. Rosen.	72	1977	2008
Sidney J. Silver.	71	1982	2008

Gerald O. Woodlief served as a Senior Vice President of the Company from 1982 until his retirement in December 1992. Mr. Woodlief was a consultant to the Company from January 1993 until December 1997. From 1949 until 1982, Mr. Woodlief served in various manufacturing positions with the Company.

Harvey I. Ptashek served as a Senior Vice President of the Company from 1984 until his retirement in September 1998. From 1964 until 1984, Mr. Ptashek served in various executive sales positions with the Company. Subsequent to his retirement from the Company, Mr. Ptashek became a director of United States Leather, Inc. from September 1998 to 2002. He was a consultant for Urban Country, a furniture and home furnishings store, from June 2003 until September 2004.

Gerald M. Birnbach has been in the service of the Company since 1956. He has served as the Company’s President since 1972 and Chairman of the Board since 1976. Prior to becoming President, he was Vice President of Merchandising and Sales. He is the brother of Barry A. Birnbach, the Company’s Vice President—Corporate Development.

Keith J. Rowe served as a Vice President of the Company from 1977 to January 1993. He is presently a private investor and currently serves as Chairman of the Board of Enabling Technologies, Inc.

Richard E. Cheney was the Chairman of the Board of Hill & Knowlton, an international public relations company, from 1987 to 1991, and served as the Chairman Emeritus of Hill & Knowlton from 1991 to 1993. He currently serves on the boards of directors of Chattem, Inc. and Stoneridge, Inc.

Charles T. Rosen served as Vice President of Luth Research, Inc., a market research company, from 1993 until his retirement on December 31, 2001.

Sidney J. Silver has been a member of the Washington, D.C. law firm Silver, Freedman & Taff, L.L.P. since 1972.

Director Independence.    The Board has determined that the following directors, constituting a majority of the Board, are “independent directors,” as defined in the American Stock Exchange (“AMEX”) listing standards: Directors Cheney, Ptashek, Rosen, Rowe and Woodlief.

Board of Directors Meetings and Committees.    The Board conducts its business through meetings of the Board and through the meetings of its committees. During the fiscal year ended November 27, 2005, the Board of Directors held six regular Board meetings and eight special Board meetings. During the last fiscal year, no incumbent director of the Company attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of the Board on which such director served during the period that he served.

The Audit Committee of the Board of Directors consists of Messrs. Ptashek, Rosen and Woodlief, each of whom is “independent,” as independence for audit committee members is defined in the AMEX listing standards. As a result of the death of Company Director and Audit Committee Chairman Allan Tofias on November 1, 2005, the Company currently does not have an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements, the accounting and financial reporting processes and the financial statement audits, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors. The Audit Committee held five meetings during the fiscal year ended November 27, 2005. For additional information regarding the Audit Committee, see “Report of the Audit Committee.” The Audit Committee operates under a formal written charter, a copy of which was attached as an appendix to the Company’s definitive proxy statement filed with the SEC on March 2, 2005.

The Compensation Committee of the Board of Directors consists of Messrs. Rosen, Rowe and Woodlief. This committee determines the compensation of the executive officers of the Company to the extent not covered by contract. One meeting was held by the Compensation Committee during the fiscal year ended November 27, 2005.

The Stock Option Committee of the Board of Directors consists of Messrs. Cheney and Rosen. The Stock Option Committee determines the terms and number of stock options to be granted to all officers and employees of the Company. One meeting was held by the Stock Option Committee during the fiscal year ended November 27, 2005.

The Executive Committee of the Board of Directors consists of Messrs. Cheney, Ptashek, Rosen, Rowe, and Woodlief. The Executive Committee’s primary function is to review corporate governance issues. Four meetings were held by the Executive Committee during the fiscal year ended November 27, 2005.

The Nominating Committee of the Board of Directors consists of Messrs. Ptashek, Rosen and Woodlief, each of whom is an “independent director,” as that term is defined in the AMEX listing standards. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee. The nominees for election at the Meeting identified in this proxy statement were recommended to the Board by the Nominating Committee. The Nominating Committee held three meetings during the fiscal year ended November 27, 2005.

The Nominating Committee operates under a formal written charter adopted by the Board, a copy of which was attached as an appendix to the Company’s definitive proxy statement filed with the SEC on March 2, 2005, under which the Nominating Committee has the following responsibilities:

(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of the Company’s industry, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)	review nominations submitted by stockholders, which have been addressed to the Company’s Secretary, and which comply with any requirements of the Company’s articles of incorporation and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations, and;

(iv)	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

In October 2005, the Board appointed a Special Committee, comprised of Directors Ptashek, Rosen, Silver and Woodlief, to lead and oversee the restructuring of the Company’s long-term debt, the pursuit of additional debt or equity financing and the retention of a management consulting firm to assist the Company in its efforts to return to profitability.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: Gerald M. Birnbach, Chairman and President, The Rowe Companies, 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of the Company attended last year’s annual meeting of stockholders.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the last three fiscal years earned by the President and each of the other most highly compensated executive officers during the fiscal year ended November 27, 2005 whose salary and bonus exceeded $100,000 for that year (the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation Awards		All Other Compensation(2)
								Securities Underlying Options
Name and Principal Position	Year	Salary	Bonus			Other Annual Compensation(1)
Gerald M. Birnbach Chairman and President	2005 2004 2003	$939,924 922,231 887,664		— — —		$	— 53,061 —	30,000 30,000 30,000	(3)	$27,564 25,284 17,896

Barry A. Birnbach Vice President—Corporate Development	2005 2004 2003	260,000 259,858 236,917	$	— — 50,000	(4)		— — —	10,000 10,000 10,000	(3)	23,152 23,875 25,128

Timothy J. Fortune Senior Vice President—Operations—Rowe Furniture	2005 2004 2003	182,500 181,586 165,833		— — 45,000	(4)		— — —	10,000 10,000 10,000	(3)	9,807 14,472 11,131

Gene S. Morphis (5) Former Chief Financial Officer, Secretary-Treasurer	2005 2004 2003	220,000 219,137 200,000		— — 40,000			— — —	12,000 12,000 8,000	(3)	12,848 14,350 33,334

(1)	For Mr. Gerald Birnbach, amount for 2004 includes the incremental costs to the Company for providing him with a leased automobile of $41,741 and reimbursement for estate tax planning services of $11,320. During 2003 and 2005, in the case of Mr. Gerald Birnbach, and during all years shown in the case of all of the other Named Executives, none of the Named Executives received perquisites and other personal benefits that in the aggregate had an incremental cost to the Company in excess of the lesser of $50,000 or 10% of their respective salary and bonus for the year.

(2)	For Mr. Gerald Birnbach, includes (i) directors fees and (ii) payments made under the Executive Medical Reimbursement Plan as follows: 2005, $3,000 and $24,564; 2004, $3,000 and $22,284; and 2003, $3,000 and $14,896. For Mr. Barry Birnbach and Mr. Fortune, amounts include (i) matching contributions by the Company under the Company’s Merged 401(k) Plan (the “401(k) Plan”) and (ii) payments made under the Executive Medical Reimbursement Plan as follows: Mr. Barry Birnbach—2005, $8,400 and $14,752; 2004, $8,200 and $15,675, and 2003, $0 and $25,128. Mr. Fortune—2005, $6,083 and $3,724; 2004, $6,044 and $8,428, and 2003, $6,780 and $4,351. For Mr. Morphis, amounts include (i) matching contributions by the Company under the Company’s Merged 401(k) Plan (ii) relocation expenses reimbursed by the Company and (iii) payments made under the Executive Medical Reimbursement Plan as follows: 2005, $6,600, $0 and $6,248; 2004, $7,267, $0 and $7,083 and 2003, $6,000, $25,000 and $2,334.
(3)	For additional information regarding this award, see the table below captioned “Option Grants in Last Fiscal Year.”
(4)	Includes $10,000 earned in 2002, awarded by Rowe Furniture, Inc. and paid in 2003.
(5)	Mr. Morphis’s employment with the Company began on July 30, 2002 and ended effective January 9, 2006. For information regarding severance payments to be made to him, see “Separation Agreement with Gene S. Morphis.”

The following table sets forth certain information concerning stock options granted pursuant to the Company’s 2003 Stock Option and Incentive Plan (the “2003 Stock Option Plan”) to the Named Executives in fiscal 2005. No stock appreciation rights have been awarded under the 2003 Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

				Expiration Date(2)	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% Of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)		5%	10%
G. M. Birnbach	30,000	11%	$3.96	04-07-15	$74,713	$189,337
B. A. Birnbach.	10,000	3%	3.96	04-17-15	24,904	63,112
T. J. Fortune	10,000	3%	3.96	04-17-15	24,904	63,112
G. S. Morphis	15,000	5%	3.96	04-17-15	37,356	94,668

(1)	Mr. Gerald Birnbach’s options consist of 22,500 shares which became exercisable immediately upon grant and 7,500 shares which became exercisable on January 1, 2006. All of the options granted to the other Named Executives became exercisable immediately upon grant.
(2)	As a result of the termination of his employment effective January 9, 2006, the option granted to Mr. Morphis will expire on April 9, 2006.

The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 11-27-05 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 11-27-05 Exercisable/Unexercisable(1)
Gerald M. Birnbach	0	0	422,499/7,500	$35,500/$0
Barry A. Birnbach	0	0	111,500/0	8,500/0
Timothy J. Fortune	0	0	67,750/0	8,500/0
Gene S. Morphis	0	0	40,000/0	5,550/0

(1)	The difference between fair market value of the Company’s Common Stock at fiscal year end and the exercise price. An option is in-the-money if the exercise price per share is less than the market value per share.

Employment Agreement with Gerald Birnbach.    Effective December 1, 1997, the Company entered into a new employment agreement with Mr. Gerald Birnbach. The agreement provides for a minimum base salary of $791,850. The annual base salary is subject to adjustment annually based upon increases in the Consumer Price Index pursuant to a formula set forth in the agreement (the “adjusted base salary”). Provision is also made for a bonus for unusual efforts made by Mr. Birnbach on behalf of the Company to be awarded in the sole discretion of the Company’s Board of Directors. The employment agreement also provides for termination benefits, disability and death benefits, vacation and other employee benefits, including the furnishing of an automobile to Mr. Birnbach.

The employment agreement provides for a term of five years, which commenced on December 1, 1997 (the “Commencement Date”). On each anniversary of the Commencement Date, the term of the employment agreement is automatically extended for an additional year unless at least 90 days before such anniversary the Company’s Board of Directors, by the affirmative vote of at least two-thirds of its membership, determines not to extend the term and written notice of such action is provided to Mr. Birnbach. The term of the agreement has been automatically extended on each anniversary which has occurred to date.

The employment agreement provides for mandatory deferral of certain compensation by Mr. Birnbach, if necessary, to assure tax deductibility thereof by the Company, with interest thereon at 8% per annum.

The employment agreement allows the Board of Directors to terminate Mr. Birnbach’s employment at any time with or without cause. If Mr. Birnbach voluntarily terminates his employment with the Company prior to a change in control of the Company without “good reason,” then he will not be entitled to any severance payments, but he and his spouse will continue to receive health benefits for the remainder of their lifetimes at the sole cost of the Company (the “Post-Separation Health Benefits”). If Mr. Birnbach terminates his employment for “good reason,” or if the Company terminates his employment without “cause” (other than on account of total disability or death), in either case not in connection with or following a change in control, then he (or his estate, if he is not then living) will be entitled to continue to receive his adjusted base salary for the remainder of the term of the employment agreement in installments consistent with prior practice. In addition, any unvested benefits provided to Mr. Birnbach under any employee welfare benefit or pension benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) will immediately vest, and he and his spouse will receive the Post-Separation Health Benefits. If the Company terminates Mr. Birnbach’s employment prior to a change in control for “cause,” then he and his spouse will not receive the Post-Separation Health Benefits and he will not be entitled to any severance payments or any other termination benefit. The employment agreement defines the term “good reason” as the occurrence of certain diminutions of or interferences with Mr. Birnbach’s duties, responsibilities or benefits under the agreement without his express written consent.

If Mr. Birnbach’s employment is terminated prior to a change in control on account of total disability, then he will be entitled to partial salary continuation through the remaining term of the employment agreement. In addition, any unvested benefits provided to Mr. Birnbach under any employee welfare benefit or pension benefit plan will immediately vest, and he and his spouse will receive the Post-Separation Health Benefits. If Mr. Birnbach should die while employed, but not in connection with or following a change in control transaction, his estate will be entitled to receive a lump sum payment equal to his adjusted base salary that he would have received had he continued to be employed by the Company for the lesser of 18 months or the balance of the employment agreement term. In addition, any unvested benefits provided to Mr. Birnbach under any employee welfare benefit or pension benefit plan will immediately vest, and his spouse will receive the Post-Separation Health Benefits. If Mr. Birnbach’s death occurs while he is employed by the Company but after the Company’s Board of Directors approves a proposed transaction, subject to shareholder approval, pursuant to which the Company will cease to be an independent publicly-owned company or for a sale or other disposition of all or substantially all of the Company’s assets, then his death will be deemed to have occurred in connection with a change in control, entitling his estate to the change in control benefits described in next paragraph, in lieu of the termination benefits that would otherwise be payable in the event of his death, provided that the proposed transaction is completed within eight months after his death.

If Mr. Birnbach’s employment is terminated for any reason in connection with or following a change in control of the Company, then he will be entitled to receive, on the date of termination, an amount equal to 299% of his “base amount,” as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable in a single cash lump sum. In addition, any unvested benefits provided to Mr. Birnbach under any employee welfare benefit or pension benefit plan will immediately vest, and he and his spouse will receive the Post-Separation Health Benefits. If the termination in connection with or following the change in control of the Company is involuntary (excluding death or total disability) or made by Mr. Birnbach for good reason and Mr. Birnbach offers to continue to provide services as contemplated by the employment agreement and the offer is declined, then the Company must also, during the shorter period of the date of termination through the remaining term of the employment agreement or two years following the termination, pay to Mr. Birnbach monthly 1/12 of his adjusted base salary, plus 1/12 of the average amount of cash bonus and cash incentive compensation earned by Mr. Birnbach for the two full fiscal years preceding the change in control, reduced by the amount of income, if any, earned by Mr. Birnbach from providing personal services to another company during this period. The term “change in control” is defined as the occurrence of any of the following events: (i) any third person or group becomes the beneficial owner of 25% or more of the outstanding shares of Common Stock; (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were the directors of the Company immediately prior to such event cease to constitute a majority of the board; or (iii) the Company’s shareholders approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly-owned company or for a sale or disposition of all or substantially all of the Company’s assets.

Under the employment agreement, subject to limited exceptions, for a period of two years after the voluntary or involuntary termination of Mr. Birnbach’s employment with the Company, Mr. Birnbach may not compete or own an interest in any other business in competition with that of the Company’s business, except for the purchase and holding of securities of any publicly traded company.

Agreements with Barry Birnbach.    In 1984, the Company entered into a salary continuation agreement with Barry Birnbach that provides for payments to be made to Mr. Birnbach in the event his employment is terminated by the Company under specified circumstances. The agreement provides that if Mr. Birnbach’s employment is terminated solely for the convenience of the Company, without cause or any other reason related to job performance, Mr. Birnbach will be entitled to, at the Company’s option, either (1) the continuation of his then-current base annual compensation, payable monthly until the first to occur of the end of the two-year period following such termination or the attainment by Mr. Birnbach of age 65, or (2) payment upon such termination of a lump sum amount equal to the present value of the payments described in clause (1) of this sentence. If Mr. Birnbach’s employment is terminated for an infraction of Company rules or a violation of the terms of his employment, in either case not amounting to cause, Mr. Birnbach will be entitled to, at the Company’s option, either (1) the continuation of his then-current base annual compensation, payable monthly until the first to occur of the end of the six-month period following such termination or the attainment by Mr. Birnbach of age 65, or (2) payment upon such termination of a lump sum equal to the present value of the payments described in clause (1) of this sentence. If Mr. Birnbach’s employment is terminated for cause, Mr. Birnbach will not be entitled to any benefits under the salary continuation agreement. Any amounts payable under the agreement are subject to reduction by the amount of any compensation Mr. Birnbach receives from a new employer following termination of his employment by the Company.

In addition to his salary continuation agreement, the Company has an agreement with Barry Birnbach providing for cash payments to him upon his termination of employment totaling $650,000 in the aggregate, paid in equal monthly installments as follows. If his employment terminates due to retirement after he attains age 65 or due to death or disability, this benefit will be paid over ten years beginning with the first month after his retirement date or death or disability. If his employment terminates due to retirement after age 62 but before age 65, this benefit will be paid over the period beginning with the first month after his retirement date and ending with the month in which he attains age 75. If his employment is terminated for any other reason, this benefit will be paid over ten years beginning after his attainment of age 65. Barry Birnbach is currently age 63.

Separation Agreement with Gene S. Morphis.    On February 3, 2006, the Company entered into a separation agreement with Gene S. Morphis, the Company’s former Chief Financial Officer whose employment ended effective January 9, 2006. Under the separation agreement, Mr. Morphis will continue to receive his monthly base salary in effect on the termination date of $18,333.33, less customary withholdings for taxes and health insurance premiums (to the extent he elects to continue such insurance coverage), from January 9, 2006 until October 9, 2006 (for aggregate gross payments of $165,000). The separation agreement obligates Mr. Morphis to mitigate his separation pay benefit by seeking other employment, and his benefit will be reduced to the extent he receives income from other employment during the separation pay period. The separation agreement contains customary confidentiality and non-disclosure provisions and prohibits Mr. Morphis for two years from competing with the Company in the United States, soliciting customers of the Company and soliciting any current officer or employee of the Company to work for another entity.

Director Compensation.    Mr. Gerald Birnbach, the only director employed by the Company, is paid a fee of $500 per regular meeting attended. Non-employee directors are paid $2,500 per regular meeting attended. No fees are paid to directors for attending special meetings of the Board or for their service on Board committees. The Chairman of the Audit Committee is paid an annual fee of $10,000. Mr. Tofias, who passed away on November 1, 2005, received $10,000 in fiscal 2005 for his service as Chairman of the Audit Committee. In fiscal 2005, for attendance at regular meetings of the Company’s Board of Directors, Messrs. Cheney, Ptashek, Rosen, Rowe, Silver, Tofias and Woodlief each received $15,000 and Mr. Birnbach received $3,000. On April 7, 2005, the following non-employee directors received an immediately exercisable ten-year option to purchase 3,000 shares at an exercise price of $3.96 per share: Messrs. Cheney, Ptashek, Rosen, Rowe, Silver, Tofias and Woodlief. For information regarding options granted during fiscal 2005 to Director Gerald Birnbach, see the table above captioned “Option Grants in Last Fiscal Year.” Messrs. Ptashek, Rosen, Rowe, Silver and Woodlief are participants in the Executive Medical Reimbursement Plan, which provides reimbursement for out-of-pocket costs incurred under the Company’s general health insurance plan, and received payments under this plan of $12,218, $4,460, $1,134, $14,733 and $6,792, respectively, in fiscal 2005.

Compensation Committee Interlocks and Insider Participation.    The members of the Company’s Compensation Committee are Messrs. Rosen, Rowe and Woodlief. Messrs. Rowe and Woodlief are former officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon information provided to the Company by the officers and directors subject to Section 16 of the Exchange Act, each of the Company’s executive officers, directors and greater than 10% stockholders timely filed all required reports during the fiscal year ended November 27, 2005.

Certain Transactions

Director Sidney J. Silver is a member of the law firm Silver, Freedman & Taff, L.L.P., which serves as general counsel to the Company. Barry P. Taff, who is the son-in-law of the Company’s Chairman and President Gerald M. Birnbach, is also member of this law firm. Total fees incurred for legal services rendered by this firm to the Company and its subsidiaries during the fiscal year ended November 27, 2005 were $577,503.

Mr. Bruce M. Birnbach, who served as President of Rowe Furniture, Inc., a wholly-owned subsidiary of the Company (“Rowe Furniture”) until January 6, 2006 and now serves as President of Rowe Sourcing, a newly formed division of Rowe Furniture, is the son of Gerald M. Birnbach, Chairman of the Board and President of the Company. During the fiscal year ended November 27, 2005, Mr. Bruce Birnbach earned a salary of $330,000, received $14,576 in payments pursuant to the Executive Medical Reimbursement Plan and $8,400 in matching contributions under the 401(k) Plan. Mr. Bruce Birnbach also received a stock option award of 12,000 shares on April 7, 2005 at an exercise price of $3.96 per share.

In December 2004, Rowe Furniture entered into a Sales and Distribution Agreement (the “Distribution Agreement”) with Lay-It-Out, LLC (“LIO”) and Jami B. Taff. LIO manufactures life-size templates intended to aid users in determining the proper room lay-out for the furniture they have purchased or are planning to purchase. Ms. Taff, the sole member of LIO, is the daughter of the Company’s Chairman and President, Gerald M. Birnbach. The Distribution Agreement, which gave Rowe Furniture the right and license to sell and distribute templates manufactured by LIO, was not renewed following the expiration of its initial one-year term on December 1, 2005. The Company paid LIO $74,504 under the Distribution Agreement in fiscal 2005.

In July 2005, the Company sold a real estate investment property located in Jessup, Maryland to an unaffiliated third party for approximately $8.2 million. This transaction was brokered by Cresa Partners on behalf of the Company, for which Cresa Parners received $197,929 in commissions upon closing. Thomas Birnbach, Principal at Cresa Partners, is the son of Gerald M. Birnbach, Chairman and President of the Company.

On January 27, 2006, in connection with an amendment of the credit agreement (the “Credit Agreement”) governing the Company’s revolving credit facility and Tranche B loan, Gerald M. Birnbach and Mr. Silver each agreed to guaranty the obligations of the Company and its subsidiaries under the Credit Agreement up to $1,500,000 each, or $3,000,000 in the aggregate. Each guaranty is supported by a separate letter of credit in the face amount of $1,500,000 issued by a third party financial institution in favor of the lenders upon application by Messrs. Birnbach and Silver, respectively. Each letter of credit provides for renewal every six months unless the third party financial institution provides notice of cancellation at least 30 days in advance of expiration. The guaranties of Messrs. Birnbach and Silver will remain in place until the satisfaction of all of the Company’s obligations under the Credit Agreement and termination of the facility, or the Company’s raising additional equity generating net proceeds of at least $9.5 million and securing a commitment to raise additional equity generating net proceeds of at least $2.0 million, in each case on terms and conditions reasonably satisfactory to the lender under the credit agreement.

In consideration of the guaranties provided by Messrs. Birnbach and Silver, the Company agreed to pay the following fees to each of them: $30,000 upon execution and delivery of their agreement with the Company, $30,000 upon the first renewal of the letter of credit and $60,000 upon each subsequent renewal of the letter of credit. In addition, should the letters of credit be drawn upon, the Company must pay interest to Messrs. Birnbach and Silver on the amount drawn at 5% over the prime rate charged by the third party financial institution which issued the letters of credit.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

The following report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report therein, and shall not otherwise be deemed filed under such Acts.

The compensation policies of the Company seek to align the compensation of its executive officers with the Company’s financial and other performance aspects, thereby improving performance and enhancing stockholder value.

Compensation Philosophy.    The Company’s compensation programs are designed to attract and retain qualified management personnel by providing compensation intended to be competitive while, at the same time, providing incentive to enhance stockholder value consistent with the business strategies and long-term objectives of the Company. Accordingly, the Company’s compensation programs include the following aspects:

The compensation program primarily includes a base salary providing compensation intended to be competitive and cash bonuses reflecting the Company’s financial and other performance as well as the individual’s performance. The compensation program also includes long-term incentive awards in the form of stock options, designed to reward and retain executives over a period of years, and to align the interests of executives with those of stockholders.

Base Salaries.    Base salaries are intended to compensate fairly all of the executive officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, and their extended period of service to the Company. Actual salaries paid to the Company’s executive officers are based upon their level of experience and performance and their years of service to the Company. Except for a cost of living increase to Mr. Gerald Birnbach’s salary pursuant to his employment agreement as described below, base salaries for the Named Executives were not changed during fiscal 2005.

Cash Bonuses.    The compensation committee may, in its discretion based on individual and corporate performance, award cash bonuses to all executive officers other than the Company’s Chief Executive Officer. For fiscal 2005, due to the Company’s operating performance, the compensation committee did not award any cash bonuses to such executive officers. While the Board of Directors may in its discretion award bonuses to the Chief Executive Officer, as described below under “Compensation of the Chief Executive Officer,” the Board did not award a bonus to him for fiscal 2005.

Long-term Incentives.    In fiscal 2005, the Company continued to provide long-term, stock-related incentives to key executives and employees, including the Named Executives, through grants of stock options under the 2003 Stock Option Plan. Awards under these plans may be either “incentive” stock options, qualifying for favorable income tax treatment, or “non-qualified” stock options. Options are designed to align management’s incentives with the interests of the Company’s stockholders and to reward executives for increases in stockholder value. On April 7, 2005, stock options were awarded under the 2003 Stock Option Plan to the following Named Executives in the following amounts: Mr. Gerald Birnbach—30,000 shares, Mr. Barry Birnbach—10,000 shares, Mr. Fortune—10,000 shares and Mr. Morphis—15,000 shares. For additional information regarding these options, see the table above captioned “Option Grants in Last Fiscal Year.”

Compensation of the Chief Executive Officer.    Effective December 1, 1997, the Company entered into a new employment agreement with Mr. Gerald Birnbach to compensate him for his value and past services to the Company and as an inducement to secure his future services to the Company. See “Executive Compensation—Employment Agreement with Gerald M. Birnbach.” The employment agreement contains a formula providing for annual adjustments to Mr. Birnbach’s base salary for cost of living increases, and for the granting to Mr. Birnbach of bonuses, in the discretion of the Company’s Board of Directors. The Board of Directors did not award Mr. Birnbach a bonus for fiscal 2005.

In 1993, Section 162(m) was added to the Code, the effect of which was to eliminate the deductibility of annual compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. The Company has included a provision in Mr. Birnbach’s employment agreement requiring the deferral of any such compensation in excess of the Section 162(m) deductibility limit. In addition, although the current compensation of each of the Company’s other executive officers is below the $1 million threshold, the Company intends to consider this provision in establishing future compensation policies for such officers.

COMPENSATION COMMITTEE

Charles T. Rosen

Keith J. Rowe

Gerald O. Woodlief

STOCK OPTION COMMITTEE

Richard E. Cheney

Charles T. Rosen

REPORT OF THE AUDIT COMMITTEE

The following report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report therein, and shall not otherwise be deemed filed under such Acts.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As required by its charter, the Audit Committee received and reviewed the report of BDO Seidman, LLP regarding the results of their audit, as well as the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee reviewed and discussed the audited financial statements with Company management. A representative of BDO Seidman, LLP also discussed with the Audit Committee the independence of BDO Seidman, LLP from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee met with the independent auditors to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under “Relationship with Independent Auditors” below.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 27, 2005, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors of The Rowe Companies.

Harvey I. Ptashek

Charles T. Rosen

Gerald O. Woodlief

PERFORMANCE GRAPH

The following is a line graph comparing the yearly change in the cumulative total return on the Company’s Common Stock with the cumulative total return on the American Stock Exchange (AMEX) Market Index, and the Company’s peer group index for the Company’s last five fiscal years.

	Cumulative Total Return
	12/3/00	12/2/01	12/1/02	11/30/03	11/28/04	11/27/05
Rowe Companies	100.00	45.61	76.48	102.09	176.47	87.71
AMEX Market Value	100.00	86.73	80.84	107.19	127.06	142.52
Peer Group	100.00	134.66	155.25	153.49	180.96	145.47

The peer group consists of household furniture manufacturing companies with the same Standard Industrial Classification as the Company.

PROPOSAL II—APPROVAL OF THE AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION

The Company’s authorized capital stock currently consists of 50,000,000 shares of Common Stock, of which 13,290,023 shares were issued and outstanding as of February 10, 2006, with an additional 1,901,079 shares underlying stock options outstanding as of that date. The Company’s Board of Directors has approved an amendment (the “Preferred Stock Amendment”) to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), subject to approval by stockholders at the Meeting.

The Preferred Stock would be so-called “blank check” preferred stock, which means that the voting powers, designations, preferences and the cumulative, relative, participating, optional or other special rights, qualifications, limitations or restrictions, including voting rights, dividend rights (including cumulative dividends), dividend or interest rates, terms of conversion, conversion prices, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and maturity dates, if any, may be determined in the future by the Company’s Board of Directors, and the Board may issue such stock without any further approval by stockholders, except to the extent required by the rules of the American Stock Exchange or any other exchange or quotation system on which the Company’s Common Stock may then be listed.

The purpose of the Preferred Stock Amendment is to give the Company additional flexibility in meeting future capital requirements by providing another type of equity security, the terms and conditions of which could be determined by the Board generally without the delay and expense of seeking further stockholder approval. The Company was originally required to raise additional equity under the terms of the January 6, 2006 credit agreement governing its new revolving credit facility and Tranche B loan. On January 27, 2006, the credit agreement was amended to eliminate this requirement in return for the personal guarantees of Company Chairman and President Gerald M. Birnbach and Director Sidney J. Silver of $1,500,000 each. “See Proposal I. Election of Directors—Certain Transactions.” Under the amended credit agreement, these personal guarantees will no longer be required, and the maximum amount of the revolving credit facility will increase from $45.0 million to $50.0 million, if the Company raises additional equity generating net proceeds of at least $9.5 million and secures a commitment to raise additional equity generating net proceeds of at least $2.0 million.

Although it is no longer required under the credit agreement to raise additional equity, the Company is currently pursuing financing options to fund future growth in its Storehouse subsidiary and fund capital expenditures and working capital needs. These options may include debt financing or the issuance of equity securities, including shares of Common Stock, warrants or other rights to purchase shares of Common stock, or, if the Articles Amendment is approved at the Meeting, shares of Preferred Stock (which could be convertible to Common Stock). The Company has engaged an investment banking firm to assist it with these efforts, though the Company has not, as of the date of this proxy statement, agreed upon the terms of any financing. While no assurance can be given that the Company will be successful in obtaining financing on acceptable terms, the Board of Directors believes that the authorization of Preferred Stock should enable the Company to act more quickly to raise additional equity if the opportunity arises.

It is not possible to determine the actual effect of the issuance of the Preferred Stock on the rights of the holders of the Company’s Common Stock until the Company’s Board of Directors determines the rights of the holders of the particular series of Preferred Stock. Such effects might include: restrictions on dividends on the

Common Stock; diluting the voting power of the Common Stock to the extent the holders of the Preferred Stock are given voting rights and diluting the voting power and equity interests of Common Stock if the Preferred Stock is convertible to Common Stock; restrictions upon any distribution of assets to the holders of Common Stock upon liquidation or dissolution of the Company and restrictions upon the amounts of merger consideration payable to the holders of Common Stock upon a merger or acquisition of the Company, until the satisfaction of any liquidation preference granted to the holders of Preferred Stock; redemption rights for holders of Preferred Stock that may restrict the availability of cash for other corporate uses, including the payment of dividends; and special voting rights for holders of Preferred Stock in connection with major corporate actions such as mergers, acquisitions or other transactions. The holders of the Common Stock will not have preemptive rights to purchase any shares of Preferred Stock.

Any particular issuance or series of Preferred Stock could, depending on the terms, make more difficult, delay or discourage any attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Issuance of Preferred Stock could have the effect of diluting the stock ownership of persons seeking control of the Company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The presence of outstanding Preferred Stock would increase the total consideration to be paid by a potential acquiror, possibly, depending on the terms of the Preferred Stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of the Common Stock. The Board also could, although it has no present intention of so doing, issue Preferred Stock to persons who indicate that they would support the Board in opposing any unsolicited takeover proposal.

In addition to amending the Articles of Incorporation to authorize the issuance of the Preferred Stock, the Preferred Stock Amendment encompasses two additional conforming amendments to the Articles of Incorporation approved by the Board. The first conforming amendment would provide that holders of the Preferred Stock will, like the holders of the Common Stock, not have preemptive rights to purchase any shares of the Company’s capital stock or other securities unless the Board specifically provides for such rights in the terms of a particular series of Preferred Stock. The second conforming amendment would provide that the division of the Company’s directors into three classes, one of which is elected annually, shall not apply with respect to directors elected by the holders of a particular series of Preferred Stock under the terms of that series established by the Board of Directors. These two conforming amendments are intended to preserve flexibility for the Board in setting the terms of a particular series of Preferred Stock. The text of the proposed amendments is set forth in Annex A to this proxy statement.

The Board of Directors believes that it would be in the best interests of the Company and its stockholders to approve the Preferred Stock Amendment. If the Preferred Stock Amendment is adopted, it will become effective upon the filing of the amendments with the State of Nevada, which the Company expects it would do promptly after the Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required for approval of the Preferred Stock Amendment.

The Board of Directors unanimously recommends a vote FOR this proposal.

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has engaged the independent registered public accounting firm of BDO Seidman, LLP to audit the financial statements of the Company for the 2006 fiscal year. Representatives of BDO Seidman, LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended November 27, 2005 and November 28, 2004, BDO Seidman, LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years: $303,000—2005; $249,000—2004.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans, audits in connection with business acquisitions and dispositions, consultation on accounting matters, Sarbanes-Oxley Section 404 matters and debt refinancings: $38,000—2005; $45,000—2004.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax return preparation: $134,500—2005; $128,000—2004.

(d)	All other fees: None.

The Audit Committee preapproves all audit and permissible non-audit services to be provided by BDO Seidman, LLP and the estimated fees for these services. None of the services provided by BDO Seidman, LLP described in items (a)-(c) above were approved by the Audit Committee pursuant to a waiver of the preapproval requirements of the SEC’s rules and regulations.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s principal administrative offices at 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102 no later than November 7, 2006. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s Articles of Incorporation and Bylaws and Nevada law. Under the proxy rules, in the event that the Company receives notice of a stockholder proposal to take action at the next annual meeting that is not submitted for inclusion in the Company’s proxy materials, the persons named in the form of proxy sent by the Company to its stockholders will have the discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Company by January 21, 2007.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone, without additional compensation. The Company may also retain the services of a proxy solicitation firm, the fees and expenses of which firm will be paid for by the Company, although there is no present intention to retain any such firm.

The Company’s annual report to stockholders, including financial statements, has been mailed to all stockholders of record as of the close of business on February 10, 2006. Any stockholder who has not received a copy of such annual report may obtain a copy by writing to the Company. Such annual report is not to be treated as part of the proxy solicitation materials, nor as having been incorporated herein by reference.

DEBORAH C. JACKS

Secretary

March 7, 2006

ANNEX A

The text of the proposed amendments to the Company’s Articles of Incorporation described in Proposal Two is as indicated below, marked to show the changes from the provisions currently in effect. Additions are marked by underlining and deletions are shown by strikethroughs.

Article Fourth would be revised to read substantially as follows:

“FOURTH: The ~~amount of the total authorized capital stock of the corporation shall be FIFTY MILLION DOLLARS (50,000,000) consisting of one (1) class of FIFTY MILLION (50,000,000) shares of common voting stock, par value 1.00~~Corporation is authorized to issue a total of 75,000,000 shares of capital stock, of which (i) 50,000,000 shares shall constitute Common Stock, $1.00 par value per share, and (ii) 25,000,000 shares shall constitute Preferred Stock, $1.00 par value per share. The Board of Directors of the Corporation is authorized, to the full extent permitted by the Nevada Revised Statutes, to issue the Preferred Stock in one or more series and to fix and determine by resolution the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series of Preferred Stock.

No holder of any share of the ~~common stock of this corporation~~Common Stock of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to subscribe ~~to~~for, purchase~~,~~ or acquire any ~~common stock, preferred stock, convertible stock,~~Common Stock, Preferred Stock or any other security issued or to be issued by ~~this corporation~~the Corporation, or to any rights, warrants~~,~~ or options to purchase any thereof. Except as may be established by the Board of Directors in the terms of a particular series of Preferred Stock, no holder of any share of the Preferred Stock of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to subscribe for, purchase or acquire any Common Stock, Preferred Stock or any other security issued or to be issued by the Corporation, or to any rights, warrants or options to purchase any thereof.”

The first sentence of the second paragraph of Article Fifth would be revised to read substantially as follows:

The ~~Board of Directors~~directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

A-1

NOTICE

of

ANNUAL MEETING

of

STOCKHOLDERS

and

PROXY STATEMENT

TIME:	Tuesday, April 11, 2006 at 10:00 a.m.

PLACE:	Ritz Carlton McLean, Virginia

THE ROWE COMPANIES

McLean, Virginia

PROXY

THE ROWE COMPANIES

Annual Meeting of Stockholders

Tuesday, April 11, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. M. Birnbach and D. C. Jacks or either one of them with full powers of substitution as Proxies to vote the Common Stock of The Rowe Companies (the “Company”) held by the undersigned at the above stated Annual Meeting or any adjournments and or postponements thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 7, 2006.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of nominees listed on this Proxy and FOR the amendments to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $1.00 per share. If any other matter is presented at the Annual Meeting, this Proxy will be voted by those named herein as proxies in their best judgment. At the present time, the Board of Directors knows of no other matter to be presented at the Annual Meeting.

Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the Annual Meeting, Proxy Statement and Annual Report to Stockholders is hereby acknowledged. TO VOTE BY TELEPHONE OR THE INTERNET, FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU DO NOT WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)	SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” the election of all nominees as directors and “FOR” the approval of the amendments to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock.

1. ELECTION OF DIRECTORS.    The nominees to serve until 2009 are Messrs.

Nominees:	(01)	Harvey I. Ptashek
	(02)	Gerald O. Woodlief

☐	FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES

☐
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. Approval of the amendments to the Company’s Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $1.00 per share

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

SIGNATURE	DATE
SIGNATURE	DATE

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Voter Control Number

Your vote is important. Please vote immediately.

VOTE BY INTERNET

Log on to the Internet and go to — http://www.eproxyvote.com/row.

VOTE BY TELEPHONE

Call Toll-Free

1-877-PRX-VOTE (1-877-779-8383)

If you vote over the Internet or by telephone, please do not mail your card.

THE ROWE COMPANIES

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot.

You now have three options with which to vote your Proxy: telephone, internet or executing the attached Proxy and returning it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 11, 2006.

Sincerely,

The Rowe Companies